EXHIBIT 21.1

LIST OF SUBSIDIARIES

Name of Subsidiary	Jurisdiction

Soda-Club Enterprises N.V.	Netherlands Antilles
SodaStream International B.V.	The Netherlands
Soda-Club Worldwide B.V.	The Netherlands
SodaStream GmbH	Germany
SodaStream Industries Ltd.	Israel
SodaStream Israel Ltd.	Israel
SodaStream (Switzerland) AG	Switzerland
Soda-Club Österreich GmbH	Austria
Soda-Club Australia PTY Ltd.	Australia
SodaStream (New Zealand) Ltd.	New Zealand
Soda-Club (SA) (Pty) Ltd.	South Africa
SodaStream USA, Inc.	Delaware (United States)
Soda-Club CO2 Ltd.	British Virgin Islands
Soda-Club (Europe) Limited	United Kingdom
Soda-Club Switzerland GmbH	Switzerland
Soda-Club (CO2) SA/AG/Ltd.	Switzerland
SodaStream (CO2) SA/AG/Ltd.	Switzerland
Soda-Club (CO2) Atlantic GmbH	Switzerland
Soda-Club Worldwide BV Sp. Z.O.O Oddziel w polsce Branch	Poland
Soda-Club Worldwide Trading Company Branch	United Kingdom
Soda-Club Worldwide BV (Sweden) Branch	Sweden
Soda-Club Worldwide BV (France) Branch	France
Soda-Club Worldwide BV (Greece) Branch	Greece
SodaStream Direct, LLC	Delaware (United States)